Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Cameron Donahue

(651) 653-1854

cameron@haydenir.com

Celsius Holdings Signs Definitive Agreement to

Establish Royalty License Agreement in China

Invested Capital to be Re-paid to Celsius Holdings Over Five-Year Term Loan

Boca Raton, FL (January 30, 2019) –Celsius Holdings Inc. (Nasdaq: CELH), maker of the leading global fitness drink, CELSIUS®, today announced that they have executed a definitive agreement to establish a royalty license and repayment of investment agreement with Qifeng Food Technology (Beijing) Co., Ltd., creating a risk-mitigated method of capturing market share in China. Under the agreement, Qifeng Food will be granted the exclusive license rights to manufacture, market and commercialize Celsius Branded Products in China. Qifeng Food will provide a return of a fixed $6.9 million as a license fee covering the first five years, then transitioning to a volume-based royalty fee. In addition, Qifeng Food will repay all capital Celsius has invested into the China market to date, over a five-year loan term.

“These agreements represent a significant milestone in our partnership that will create mutual benefits for our organizations. It enables Celsius to continue to expand its footprint in the very important China market while significantly mitigating our risk and eliminating the need for additional investments, which allows Celsius to focus its working capital on the US and other emerging markets” commented John Fieldly, President and Chief Executive Officer of Celsius Holdings Inc. “Under this model, the investments Celsius has made in China to date will also be returned over a five-year term, and further investments will be made directly by Qifeng, providing revenue and growth opportunity to Celsius.”

Over the first five years of the license agreement, there is a guaranteed $6.9 million license fee paid to Celsius in annual increments (2019 to 2023). Subsequently, in 2024, Celsius will receive an annual license fee equal to 3% of sales if unit volume is less than 3 billion (3,000,000,000) cans in a calendar year, 2.5% if volume exceeds 3 billion (3,000,000,000) cans but less than 6 billion (6,000,000,000) cans in a calendar year and 2% if sales volume exceeds 6 billion (6,000,000,000) cans in a calendar year, which translates to a minimum of approximately $2.2 million in any given year.

Celsius Holding’s investment into the Mainland China market prior to the signing of the definitive agreement shall be returned to Celsius Holdings over a five-year loan agreement at an interest rate of 5% on outstanding loan principal up to $5,000,000 and 2% on outstanding loan principal in excess of $5,000,000. Total loan interest will be accrued and is payable together with each annual installment of loan principal. Upon final reconciliation of the total invested capital in China, management will announce the total amount due per the loan agreement and closing of the definitive agreement on or before March 31, 2019.

“We are ecstatic about the strategic collaboration with Celsius Holdings, Inc in the development of the China market. The excellent quality of the Celsius brand of products offer proven functional efficacies and burning off calories is particularly attractive for the local Chinese consumers.”, commented Madame Wang Rui, President of Qifeng Food, “With the commitment and the passion of the Qifeng team, we are confident to create value for the Celsius brand and improve the lifestyles of the consumers in the ongoing health and wellness trend in China. We look forward to delivering outstanding performances in 2019 and beyond. “

About Celsius Holdings, Inc.

Celsius Holdings, Inc. (Nasdaq: CELH), founded in April 2004, is a global company that has a branded portfolio consisting of two beverage lines; each offering proprietary, functional, healthy-energy formulas that are clinically-proven to offer significant health benefits to its users.* The CELSIUS® Original Line comes in eight delicious sparkling and non-carbonated flavors in sleek 12oz cans and is also available in single-serve powder packets in four on-the-go, enjoyable flavors. The CELSIUS® Natural Line is an extension of the original line offering naturally-caffeinated and naturally-sweetened and is available in six refreshing sparkling and non-sparkling flavors.

New to the portfolio is CELSIUS HEAT™, which offers an additional 100mg of caffeine than the Original and Natural extension, for a total of 300mg per can. It also contains 2,000mg of L-citrulline, a vasodilator. CELSIUS HEAT™ is sold in 16oz cans, is available in seven carbonated flavors and was developed for those seeking a bolder version of the Original and Natural line extension – which are sold in 12oz cans and appeal to the masses as an active lifestyle brand. As with all CELSIUS® products, CELSIUS HEAT™ is a thermogenic and is an ideal 16oz energy drink given it is proven-to-function and is healthier than competitive 16oz traditional energy drinks with high sugar content. CELSIUS HEAT™ targets millennial fitness enthusiasts, avid gym goers, professional trainers, competitive athletes, the military and first responders.

CELSIUS® has zero sugar, no preservatives, no aspartame, no high fructose corn syrup, and is non-GMO, with no artificial flavors or colors. The CELSIUS® line of products is Certified Kosher and Vegan. CELSIUS® is also soy and gluten-free and contains very little sodium. CELSIUS® is sold nationally through dominant fitness channel distributors and retailers, The Vitamin Shoppe, GNC, Amazon.com, Walmart.com, Target, 7- Eleven, Sprouts, The Fresh Market and other key regional retailers such as HEB, Publix, Winn-Dixie, Harris Teeter, Shaw’s, Food Lion, CVS and many more.

*CELSIUS®’ functional claims are backed by six published university studies. The first study was conducted in 2005 and additional studies from the University of Oklahoma were conducted over the next five years. The studies were published in peer-reviewed journals and validate the unique benefits that CELSIUS® provides.

For more information, please visit the brand websites: www.celsius.com, www.celsiusheat.com and investor site www.celsiusholdingsinc.com.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements contain projections of Celsius Holdings, Inc.’s future results of operations and/or financial position, or state other forward-looking information. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” “would,” or similar words. You should not rely on forward-looking statements since Celsius Holdings’ actual results may differ materially from those indicated by forward-looking statements as a result of a number of important factors. These factors include, but are not limited to: general economic and business conditions; our business strategy for expanding our presence in our industry; anticipated trends in our financial condition and results of operation; the impact of competition and technology change; existing and future regulations affecting our business; and other risks and uncertainties discussed in the reports Celsius Holdings has filed previously with the Securities and Exchange Commission. Celsius Holdings does not intend to and undertakes no duty to update the information contained in this press release.